UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2014

Midstates Petroleum Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35512 (Commission File Number)	45-3691816 (I.R.S. Employer Identification No.)

4400 Post Oak Parkway, Suite 1900 Houston, Texas (Address of principal executive offices)	77027 (Zip Code)

Registrant’s telephone number, including area code:  (713) 595-9400

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The description of the Separation Agreement described under Item 5.02 (and as defined therein) is incorporated in this Item 1.01 by reference. A copy of the Separation Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2014, Midstates Petroleum Company, Inc. (the “Company”) announced that John A. Crum would resign from his positions as President, Chief Executive Officer and Chairman of the Board of Directors of the Company effective March 31, 2014. Dr. Peter J. Hill, age 67, was appointed to serve as interim President and Chief Executive Officer. Mr. Crum did not resign due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

Dr. Hill has served as a member of the Company’s Board of Directors since April 2013. Dr. Hill has served as the Non-Executive Chairman of Triangle Petroleum Corporation, an independent oil and natural gas company concentrated in the Bakken, since February 2013. He has served as a Director of Triangle since December 2009 and previously as its Chief Executive Officer from December 2009 until April 2012 and Executive Chairman from April 2012 to February 2013. Dr. Hill has 40 years of experience in the international oil and natural gas industry. He commenced his career in 1972 and spent 22 years in senior positions at British Petroleum including Chief Geologist, Chief of Staff for BP Exploration, President of BP Venezuela and Regional Director for Central and South America. Dr. Hill then worked as Vice President of Exploration at Ranger Oil Ltd. in England from 1994 to 1995, Managing Director of Exploration and Production at Deminex GMBH Oil in Germany from 1995 to 1997, Technical Director/Chief Operating Officer at Hardy Oil & Gas plc from 1998 to 2000, President and Chief Executive Officer at Harvest Natural Resources, Inc. from 2000 to 2005, Director/Chairman at Austral Pacific Energy Ltd. from 2006 to 2008, independent advisor to Palo Alto Investors from January 2008 to December 2009 and Non-Executive Chairman at Toreador Resources Corporation from January 2009 to April 2011. He holds a bachelors and Ph.D. degree in Geology from Southampton University.

The Compensation Committee of the Board of Directors approved additional cash compensation of $100,000 per month for Dr. Hill for assuming the role of interim President and Chief Executive Officer. Dr. Hill will not participate in the Company’s annual performance-based cash incentive bonus program or receive any grants at this time under the Midstates Petroleum Company, Inc. 2012 Long Term Incentive Plan (the “LTIP”) related to his service as interim President and Chief Executive Officer. Dr. Hill will also retain the compensation package he currently receives for his service on the Company’s Board of Directors, which includes an annual cash retainer in the amount of $50,000 and an award of restricted stock equal to a number of shares having a value of approximately $125,000 on the date of grant under the terms of the LTIP.

There are no understandings or arrangements between Dr. Hill and any other person pursuant to which Dr. Hill was selected to serve as an officer, other than his employment relationship set forth above.  Dr. Hill does not have any relationships requiring disclosure under Item 401(d) of Regulation S-K or any interests requiring disclosure under Item 404(a) of Regulation S-K.

On March 20, 2014, the Company issued a press release disclosing the organizational changes described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

In connection with his resignation, Mr. Crum entered into an agreement (the “Separation Agreement”) with the Company pursuant to which Mr. Crum resigned as an officer and director of the Company effective March 31, 2014. Upon his execution of the Separation Agreement, Mr. Crum will continue to receive salary continuation payments for a period of 24 months following the date of his separation and will receive a lump sum payment of $860,000, less applicable taxes and withholdings, payable on the Company’s first monthly pay date that is on or after the 60th day following March 31, 2014.   With respect to Mr. Crum’s outstanding awards under the LTIP, the Separation Agreement provides that 150,000 shares of unvested restricted common stock will vest on March 31, 2014.

The Separation Agreement contains confidentiality, non-competition, non-solicitation and non-disparagement provisions and a waiver and release.

The foregoing description of the Separation Agreement is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Separation Agreement and General Release of Claims, dated as of March 19, 2014, between Midstates Petroleum Company, Inc. and John A. Crum.

99.1	Press Release, dated March 20, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: March 20, 2014	By:	/s/ Eric J. Christ
Eric J. Christ Vice President – Legal

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Separation Agreement and General Release of Claims, dated as of March 19, 2014, between Midstates Petroleum Company, Inc. and John A. Crum.

99.1	Press Release, dated March 20, 2014.